UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Rule 14a‑12

Paragon 28, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 18, 2025, Paragon 28, Inc. (the “Company”) posted the following Q&As to the Company’s internal website.

FAQs

Q: What is being announced?

A: Zimmer Biomet (ZB) and Paragon 28 have entered into a definitive agreement with the intent for ZB to acquire Paragon 28. Paragon 28’s robust foot and ankle portfolio and dedicated sales force, combined with Zimmer Biomet’s global reach and capabilities, will uniquely position the combined organization to address unmet patient needs in the rapidly growing foot and ankle space.

Q: Who is Zimmer Biomet?

A: Zimmer Biomet is a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve musculoskeletal health, with a focus on surgical robotics, hip and knee implants, sports medicine, extremities, trauma, and other related clinical areas.

The company has more than 18,000 team members worldwide with operations in 25+ countries and sales in 100+ countries. Founded in 1927 and headquartered in Warsaw, Ind., the company has 90+ years of trusted leadership and proven expertise. The company’s legacy continues to come to life today through its progressive culture of evolution and innovation, bringing together the diverse talents and backgrounds of its team members to transform lives.

For more information about ZB, visit www.zimmerbiomet.com or follow Zimmer Biomet on X/Twitter at www.x.com/zimmerbiomet.

Q: Why is Paragon 28 interested in joining forces with Zimmer Biomet?

A: Since its inception in 2010, Paragon 28 has been singularly focused on bringing to market innovative solutions to address areas of unmet clinical need in the foot and ankle segment. The business is now in an optimal place where it makes sense to combine forces with a company like ZB, to leverage its global footprint, scale and capabilities in order to expand its reach and serve more patients.

Q: Why does ZB want to acquire Paragon 28?

A: ZB understands that Paragon 28’s exceptional people and products have made the company what it is today and are why ZB was attracted to this opportunity. Paragon 28’s robust foot and ankle portfolio and product pipeline, as well as its highly trained foot and ankle sales force will enable ZB to expand its presence in the rapidly growing foot and ankle segment. This proposed transaction enhances ZB’s leadership position across lower extremities and furthers its mission of helping people restore mobility, alleviate pain and improve quality of life.

Q: Can you share more information about Zimmer Biomet’s portfolio?

A: ZB’s comprehensive musculoskeletal portfolio is focused on surgical robotics, hip and knee implants, sports medicine, extremities, trauma and other related clinical areas. This proposed transaction is an opportunity for ZB to expand its presence in the foot and ankle segment, further strengthening its lower extremities portfolio. ZB products are highly complementary to the Paragon 28 portfolio; highlights of the ZB portfolio include:

●
Trabecular™ Metal Total Ankle Replacement System, bringing contemporary advances from knee and hip arthroplasty technology to total ankle arthroplasty while utilizing a lateral (side) surgical approach (Together, with Paragon 28’s APEX 3D™ Total Ankle Replacement System, the expanded portfolio will offer physician customers the option for both a lateral and anterior total ankle replacement approach to meet surgical preference.)

●	Subchondroplasty® Procedure (SCP), a minimally invasive, fluoroscopically assisted intervention that targets and fills subchondral bone defects with a hard-setting bone substitute material
●	Tapestry® Biointegrative Implant, similar to a native tendon, it gradually resorbs leaving new tendon-like tissue in place of the implant
●	Avitus® Bone and Marrow Harvester, via a minimally invasive incision this easy-to-use device efficiently harvests bone and marrow to be delivered to an orthopedic surgical site
●	Genex® Bone Graft Substitute, a synthetic, absorbable material designed to promote regeneration of bone within bone defects

Q: What is the timing to complete the proposed transaction?

A: The boards of directors of both Zimmer Biomet and Paragon 28 have unanimously approved the proposed transaction and the parties have entered into a definitive agreement. Now the proposed transaction must undergo review by certain regulatory agencies, receive the approval of Paragon 28’s stockholders and meet other customary closing conditions. Until all conditions to closing are satisfied, we remain two separate companies and must continue to operate as such. The proposed transaction is expected to close in the first half of 2025.

Q: What should I expect between now and the closing of the proposed transaction?

A: It is important to remember that until the closing of the proposed transaction, both ZB and Paragon 28 are two independent publicly traded companies and must continue to operate as such.

●	Zimmer Biomet and Paragon 28 employees should not contact one another until the closing of the proposed transaction, unless prior written authorization has been given by Paragon 28 leadership.
●	Sales teams across both organizations should continue to operate as they have been, servicing the same customers and territories, with the goal of uninterrupted service.
●	Customers, patients and suppliers should continue to follow current processes in place and work through their current company representatives, honoring all existing agreements.

While we undergo the regulatory review process, it is somewhat of a “quiet period,” with both companies continuing to operate independently. As a result, there are limits to the level of integration planning and communication that we can conduct. We will share more information as it becomes available. For now, it is vital that we all continue to focus on our day-to-day responsibilities to minimize any disruptions for our customers, patients and other key stakeholders.

Q: How will the process work to integrate our two businesses?

A: Identified leaders from our two companies are able to begin preparing for the integration at a high level, working independently until the proposed transaction is closed. After the closing of the proposed transaction, we will form a joint integration team comprised of both ZB and Paragon 28 integration leads and teams that will work together to plan and execute for the transition. You should wait for additional information and direction from the integration team about the integration process before planning any transition activities.

Q: How does this proposed transaction affect existing customer or supplier contracts with either company?

A: There is no change to current contracts. Customers, patients and suppliers should continue to follow current processes in place and work through their current company representatives, honoring all existing agreements. Business will continue as usual until the closing of the proposed transaction and the joint integration team works to understand any future opportunities for enhanced contracting.

Q: Will the combined organization continue to offer all products across both company portfolios?

A: There are no plans to make changes to either portfolio at this time. After the closing of the proposed transaction, teams from ZB and Paragon 28 will work together to plan for the transition of the business and to make decisions to best leverage the strengths and capabilities of the combined organization and offerings.

Q: What changes should customers expect?

A: Prior to the closing of the proposed transaction, our customers’ and partners’ interactions with us will remain unchanged. Customers should expect continuity of sales, service and support – this includes current participation in any clinical trials or strategic partnerships. As part of the integration process, we will be evaluating the best ways to leverage the combined strengths and capabilities of both organizations and will be working to create as seamless a transition as possible for customers and partners after the proposed transaction closes.

Q: What impact will this proposed transaction have on any third-party strategic partnerships?

A: There will be no immediate changes to manufacturing, distribution, supplier or other vendor or partnership arrangements. Down the road after the closing of the proposed transaction, as the integration team assesses combined opportunities, they will further evaluate if any changes are optimal in these areas and will communicate appropriately. In the meantime, business will continue as usual.

Q: What will this proposed transaction mean for employees?

A: Zimmer Biomet is focused on ensuring that the business continues to deliver on its strategic plans. Upon  the closing of the proposed transaction, Albert DaCosta will continue to lead the Paragon 28 business within the broader Zimmer Biomet organization, and the majority of employees will experience little to no change in their day-to-day roles and responsibilities. Albert will focus on what he does best, innovation and commercial execution. After the closing of the proposed transaction, we should all expect that some new processes and ways of working will be introduced as we begin to establish a framework to bring our two businesses together.

Q: How will Paragon 28 fit into Zimmer Biomet’s structure?

A: Upon the closing of the proposed transaction, the Paragon 28 team, led by Albert DaCosta, will become an important addition to ZB’s SET organization, led by President Brian Hatcher. ZB’s SET business includes a portfolio focused on sports medicine, extremities and trauma, as well as other related technologies.  Albert will be the Global President of the Foot and Ankle business within SET.

Q: Will there be job eliminations? Should I start looking for another job?
ZB values the exceptional people and products that have made P28 successful and were key to this opportunity. After the joint integration team is established, they will work with leadership from both companies to ensure resources are aligned where they're needed most. While we expect most employees to continue in their current roles, reporting to the same managers, it's important to recognize that ZB is a larger, more matrixed organization. As a result, some support functions may shift to align with corporate teams, and there may be adjustments to certain roles or processes. That said, our goal is to maintain as much continuity as possible, keeping the structure and culture that have driven P28's success. If any changes become necessary, leaders will communicate directly with those affected to provide guidance and support.

Q: Will I be eligible to apply for other positions within Zimmer Biomet?

A: Once Paragon 28 and ZB are combined at the closing of the proposed transaction, employees are free to apply for open roles across the broader ZB organization. If a Paragon 28 employee is hired by ZB prior to the close of the proposed transaction, he or she will be considered a new hire and past service at Paragon 28 will not count for any service-related benefits at ZB. Continuing Paragon 28 employees who join ZB upon the closing of the proposed transaction will be considered continuing employees, and past service at Paragon 28 will generally count for service-related benefits at ZB.

Q: Will the Paragon 28 business still be headquartered in Colorado?

A: Yes, The Englewood CO office would continue to serve as the hub for the Paragon 28 business.

Q: Will there be any changes to other Paragon 28 facilities as a result of this proposed transaction?

A: It is too soon to determine if there will be any changes to facilities as a result of our two businesses coming together. During the integration process, teams from both organizations will work together to evaluate what facilities the combined business needs against the existing facilities of both companies. If a decision is made to combine facilities in certain places, the team would manage through the process with appropriate planning and communication.

Q: What should I expect with regard to ZB compensation and benefits?

A: ZB offers a competitive compensation and benefits package, including healthcare plans, paid time off and holiday pay, savings and investment options, health and wellness incentives, work from home and hybrid work options (role dependent), and other offerings based on specific geographic locations around the world. We are working quickly to prepare specific information around benefit programs and transition timing for you and will provide more information as quickly as possible.

Q:  If I hold stock in the company, what will happen to it after the closing of the proposed transaction?

A:  As part of the proposed transaction:

●
Vested shares of Company stock: All P28 shares (including shares received pursuant to any restricted stock units (“RSUs”) that have vested) you hold will be cashed out at $13.00 per share and you will be entitled to one CVR per share (representing a contractual right to a future payment of up to $1.00, subject to achievement of certain milestones).

●
Unvested RSUs: The vesting of any unvested RSUs will be accelerated and included in the cash-out process, regardless of their original vesting schedule. Such RSUs will be cashed out at $13.00 per share and you will be entitled to one CVR per share (representing a contractual right to a future payment of up to $1.00, subject to achievement of certain milestones).

●
Unvested PSUs:  The vesting of any unvested PSUs will be accelerated and included in the cash-out process at a deemed achievement of 140% of the target number of shares, regardless of their original vesting schedule.  Such vested PSUs will be cashed out at $13.00 per share and you will be entitled to one CVR per share (representing a contractual right to a future payment of up to $1.00, subject to achievement of certain milestones).

●
In-the-Money Stock Options: Stock options with a grant price lower than $13.00 will be treated as in-the-money stock options and will be cashed out for the difference between $13.00 and the grant price.  In addition, you will be entitled to one CVR per share (representing a contractual right to a future payment of up to $1.00, subject to achievement of certain milestones).

●
Underwater Stock Options: Stock options with a grant price of $14.00 per share or more will be canceled without any payout. If the grant price of a stock option is between $13.00 and $14.00 per share and if the CVR becomes payable in the future, holders of these stock options will still receive the portion of the CVR payment that, together with $13.00, exceeds the grant price.

We will share more detailed information about the timeline and mechanics of the payout at the appropriate time. If you have specific questions about your equity awards, please reach out to the HR team.

Q: Will I need to pay taxes on any cashed-out or accelerated equity?

A: Yes, any cashed-out shares, including vested and accelerated equity, may be subject to taxes. Here’s what to consider:

●
Cashed-out shares of Company stock: The payout for shares, whether vested or accelerated, will generally be treated as taxable income. This may include ordinary income taxes and, in some cases, capital gains taxes, depending on your specific circumstances.

●	Accelerated RSUs, PSUs or options: If unvested RSUs, PSUs or options are accelerated and included in the cash-out process, they are typically taxed as ordinary income in the year they are paid.
●	We encourage you to discuss your tax position with your own tax advisors.

These taxes may affect your income tax withholding and overall tax obligations. We strongly recommend consulting with a tax advisor to fully understand the implications based on your individual situation. Additionally, our stock plan administrator will provide a detailed breakdown of the tax treatment and issue any necessary tax forms, such as a W-2 or 1099, at the appropriate time.

Q: Are we able to continue to hire for approved, open positions?

A: Yes, we can continue to hire for open positions if approved by Paragon 28 leadership.  Until the closing of the proposed transaction, we will continue to operate as two separate businesses, subject to compliance with certain covenants in the merger agreement. We remain committed to maintaining the talent and resources necessary to support our ongoing operations and objectives. If you have specific questions about open positions or hiring processes, please connect with your manager or Human Resources.

Q: Will I still be eligible for my 2025 annual merit increase?

A: Yes, P28 direct employees remain eligible for annual merit increases. Until the closing of the proposed transaction, we will continue to operate as two separate businesses. This means merit increases for 2025 will be processed in the normal course, according to our established timeline, eligibility rules and processes. If you have any questions about the merit increase process, please reach out to your manager or Human Resources.

Q: Will I still be paid my earned 2024 bonus and Q4 commissions?

A: Yes, you will still be paid your earned 2024 bonus and Q4 commissions. Until the closing of the proposed transaction, we will continue to operate as two separate businesses. This includes honoring all earned bonuses and commissions as part of our normal business operations. If you have specific questions about your bonus or commissions, please reach out to your manager or Human Resources.

Q: What is the process for voicing concerns or providing feedback during the transition?

We are committed to open communication throughout this transition. You can share your concerns or feedback in several ways:

●	Direct Manager: Speak directly with your manager or supervisor, who can escalate your concerns if needed.
●	HR Team: The P28 HR team is available to hear and escalate any concerns or questions you may have. You can reach out to them directly for guidance or support.
●	Email: Email your questions to P28CorporateCommunications@paragon28.com
●	Employee Surveys: We will periodically distribute surveys to collect feedback on how the transition is progressing.

Your input is valuable, and we encourage everyone to share their thoughts and questions.

Q: When will the transition of our stock plan administration from EQ to Fidelity be complete?

A: We expect the transition to Fidelity to be fully completed by the end of February. The last step is moving “long” shares—shares you own outright from:

●	ESPP purchases

●	RSU awards that have vested

●	Stock options you have exercised

We are in the final stages of transferring these shares to your Fidelity account. Once the transition is complete, you will see a banner message on your Fidelity account confirming the process is finished.

Q: What happens to the current ESPP? Will I still be able to purchase ESPP shares with my contributions starting in January 2025?

A: If you have already elected to participate in the ESPP, your payroll contributions will continue at your current rate. However, due to the pending transaction, the current ESPP purchase period will end prior to the closing and earlier than originally scheduled (exact date TBD).

Here’s what you need to know:

●	Contributions: Any payroll contributions made from January 1, 2025 until the revised purchase period end date will be used to purchase shares.

●	Plan rules: Standard ESPP provisions, including the discounted purchase price and fair market value limits, will still apply.

●
Cash-out terms: Any shares purchased in this final ESPP purchase period will be automatically cashed out at $13.00 per share and you will receive one CVR per share (a contingent value right that may provide an additional payment of up to $1.00 per share, depending on the achievement of certain milestones).

●
Future ESPP participation: Because the ESPP is tied to Paragon 28’s stock, it will no longer be available following the closing of the proposed transaction. More details on potential future equity programs under ZB will be provided as they become available.

Q: What happens to my Paid Time Off (PTO) after the closing of the proposed transaction?

A: At this time, we do not have details on any details on how PTO balances will be treated, accrual rates or holiday schedules after the transition. More information will be shared as it becomes available. Until that time, we encourage you to use your Family First Days and Paid Time Off as you normally would.

Q: How will my 2025 bonus be paid?

A: The details of the 2025 corporate bonus program will be provided soon. However, here’s what we can share now:

●
If you are eligible for the Paragon 28 corporate annual bonus program, your bonus will be based on actual performance results and prorated for the period from January 1, 2025, until the closing of the proposed transaction.

●	Any amount earned under the 2025 Paragon 28 corporate annual bonus program will be paid out pro-rata shortly after the closing of the proposed transaction.

●	After the closing of the proposed transaction, eligible employees will transition to ZB’s bonus plan(s).

●	Your target annual bonus opportunity under ZB’s plan is expected to be substantially similar to your current target annual amount.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding  Paragon 28, which involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements.  In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms.  Forward-looking statements in this release include, among other things, statements about the potential benefits of the proposed transaction; anticipated accretion and growth rates; plans, objectives, beliefs, expectations and intentions of the board of directors of Paragon 28 and Paragon 28 management; the financial condition, results of operations and business of Paragon 28; the possibility that the milestone associated with the contingent value rights are achieved in part or at all; and the anticipated timing of closing of the proposed transaction.

These forward-looking statements are based on certain assumptions and analyses made by Paragon 28 in light of Paragon 28’s experience and Paragon 28’s perception of historical trends, current conditions and expected future developments, as well as other factors Paragon 28 believes are appropriate in the circumstances.  These forward-looking statements also are based on the current expectations and beliefs of the management of Paragon 28 and are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Risks and uncertainties include, among other things, (i) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the stockholders of Paragon 28 will approve the proposed transaction and the possibility that the proposed transaction does not close; (ii) risks related to the possibility that competing offers or acquisition proposals for Paragon 28 will be made; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require Paragon 28 to pay a termination fee; (iv) risks related to the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (v) the risk that the businesses will not be integrated successfully; (vi) risks relating to the achievement, in part or at all, of the revenue milestone necessary for the payment of any contingent value rights; (vii) disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies, and Paragon 28’s ability to attract, motivate or retain key executives, employees and other associates; (viii) risk related to the proposed transaction diverting Paragon 28’s management’s attention from ongoing business operations; (ix) negative effects of this announcement or the consummation of the proposed transaction on the market price of Paragon 28’s common stock and on Paragon 28’s operating results; (x) the risk of litigation, including shareholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the proposed transaction; and (xi) (A) other risks and uncertainties discussed in Paragon 28’s Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q  (in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such Annual Reports and Quarterly Reports), and (B) other risk factors identified from time to time in other filings with the U.S. Securities and Exchange Commission (the “SEC”).  Filings with the SEC are available on the SEC’s website at www.sec.gov.

The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.  Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof.  Paragon 28 undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law,  and expressly disclaim any obligation to revise or update any forward-looking statement to reflect future events or circumstances.

Participants in the Solicitation

Paragon 28 and its directors and executive officers and other members of management and employees, under SEC rules, may be deemed participants in the solicitation of proxies from the stockholders of Paragon 28 in connection with the proposed transaction. Information regarding Paragon 28’s directors and executive officers can be found in Paragon 28’s definitive proxy statement on Schedule 14A for the 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2024 and subsequent statements of beneficial ownership on file with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov and on Paragon 28’s website at www.paragon28.com.  Additional information regarding the interest of Paragon 28’s participants in the solicitation of Paragon 28’s stockholders, which may, in some cases, be different than those of Paragon 28’s stockholders generally, will be set forth in the proxy statement related to the proposed transaction described above and other relevant materials to be filed with the SEC if and when they become available.

Additional Information and Where to Find It

In connection with the proposed transaction, Paragon 28 intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to Paragon 28’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF PARAGON 28 ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ALL RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (if and when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on Paragon 28’s website at www.paragon28.com. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to Paragon 28, Inc., Robert McCormack, 14445 Grasslands Drive, Englewood, Colorado, telephone: (720) 912-1332.